EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) made this 15th day of November, 2013 by and between AXION RECYCLED PLASTICS INCORPORATED, an Ohio Corporation (“Purchaser”), Y CITY RECYCLING, LLC, an Ohio limited liability company (“Seller”), and BRIAN COLL and RENEE COLL, husband and wife (jointly and severally the “Colls”).

RECITALS

WHEREAS, Seller is in the trade and business of recycling plastics (the “Business”);

WHEREAS, Seller is the exclusive owner of all of its assets, tangible and intangible, including, without limitation, all of its furniture, fixtures, other fixed assets, supplies, parts, inventory, receivables, contract rights, deposits, good will, going concern value, customer lists, intellectual property, licenses, permits, deposits, phone and fax numbers, books and records, and equipment (excluding equipment leased by Seller pursuant that certain Commercial Equipment Lease between The Community Bank, Zanesville Ohio (the “Bank”) dated February 19, 2013 (the “Equipment Lease”) and excluding all of the other assets and rights referenced in the Equipment Lease), with all of the assets of Seller other than the equipment, assets and rights subject to the Equipment Lease being referred to as the “Y City Assets”;

WHEREAS, Renee Coll is the sole member of Seller and Brian Coll, her husband, have agreed to enter into this Agreement as a material inducement to Purchaser entering into this Agreement;

WHEREAS, Seller owns the Y City Assets, free and clear of all liens, security interests, encumbrances and rights and/or claims of others (“Liens”), excepting only the first perfected Lien in favor of Bank to secure all outstanding loan indebtedness (including without limitation, lines of credit and overdrafts) of Seller to the Bank (the “Bank Lien”);

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of the Y City Assets, upon the terms and conditions set forth in this Agreement; and

WHEREAS, concurrently herewith, under a separate bill of sale, the Bank is selling to Purchaser, and Purchaser is acquiring from Bank, all of the assets owned by Seller that are the subject of the Equipment Lease including all of the equipment and inventory referenced therein (the “Separate Bill of Sale”).

NOW THEREFORE, in consideration of the representations, warranties, covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties hereto, intending to be bound, agree as follows.

1. RECITALS. The recitals stated above are incorporated by reference and made a part of this Agreement.

2. SALE AND PURCHASE OF Y CITY ASSETS; NO LIABILITIES ASSUMED. Subject to the terms and conditions of this Agreement, and in reliance on representations and warranties made by each of the parties herein, Seller agrees to sell and transfer and Purchaser agrees to buy all of the Y City Assets, free and clear of all Liens, including the Bank Lien which will be discharged by payment to the Bank of the purchase price at closing and evidenced by delivery and filing of UCC-1 Termination Statements and release of the Bank Lien by the Bank in form reasonably satisfactory to Purchaser. No obligations or liabilities of Seller or the Colls are being assumed by Purchaser, including without limitation, debts, accounts payable, accrued expenses, other liabilities, and employee benefits and other employee obligations.

3. PURCHASE PRICE AND TERMS OF PAYMENT. The purchase price for the Y City Assets is Two Million Seventy Five Thousand Dollars ($2,078,745) to be paid in cash, which payment will be paid to the Bank to discharge in full the loan indebtedness of Seller to the Bank and associated Bank Lien.

3. REPRESENTATION AND WARRANTIES OF SELLER AND THE COLLS. Seller and the Colls hereby, jointly and severally, represent and warrant to Purchaser as follows:

A. Organization and Existence of Seller. Seller is an Ohio limited liability company, duly formed, validly existing and in good standing under the laws of the State of Ohio and qualified to do business in all states and jurisdictions where qualification is required.

B. Authority. Seller has all requisite power and authority to (i) enter into and consummate the terms of this Agreement and (ii) own and sell the Y City Assets pursuant to this Agreement. Seller and the Colls have taken all necessary action to approve this Agreement, to authorize its managers, sole member and/or authorized officers to execute and deliver this Agreement, and to execute and deliver such further documents as are necessary and proper to consummate the terms and provisions of this Agreement. This Agreement constitutes the valid and legally binding obligation of Seller and the Colls enforceable in accordance with its terms.

C. Title to and Condition of Assets. Seller has good and marketable title to the Y City Assets free and clear of all Liens, except the Bank Lien, which will be discharged at and as a condition of closing. Seller represents the furnishings, fixtures, and equipment included in the Y City Assets to be in good working order and condition and that there is no deferred maintenance known to Seller or the Colls with respect to such furnishings, fixtures and equipment.

D. Litigation and Claims. There is no litigation, proceeding or investigation pending, or to the knowledge of Seller and the Colls, threatened against Seller or the Colls that would encumber or affect the Y City Assets or operations of the Business, or Seller’s right to dispose of same (including sale on terms contemplated under this Agreement), nor does Seller or the Colls know or have any reasonable ground to know of any basis for such litigation, proceeding or investigation. Neither Seller nor the Colls are in default in respect of any judgment, order, writ, injunction, decree, rule or regulation or any applicable court or administrative agency which could have an adverse effect on the operations or assets of the Business, Seller or the Colls. To Seller’s and the Colls’ knowledge there are no unasserted claims that could give rise to liability on the part of Seller or the Colls. There are no pending or threatened actions respecting the permits and licenses necessary to operate the Business or any asserted claims alleging a failure of Seller or the Colls to comply with applicable laws, codes or ordinances

E. Location. All of the Y City Assets are located at 4005 All American Way, in the City of Zanesville, County of Muskingum, State of Ohio (the “Ohio Premises”).

F. Financial Statements and Financial Condition. All financial statements forwarded by Seller to Purchaser and related financial information provided by Seller, the Colls or their agents, including tax returns, are accurate, true and correct and fully reflect the Y City Assets, revenue, expenses, cash flows, inventory, receivables, capital, liabilities and financial condition of Seller as of the date stated in such financial statements. Seller’s inventory and current collectible receivables have a value, at cost in accordance with United States generally accepted accounting principles, of at least One Million Nine Hundred Thousand Dollars ($1,900,000.00).

G. Tax Matters. Seller and/or the Colls has timely filed all tax returns, statements, reports, declarations and other forms and documents required to be filed with any tax authority with respect to any period ending on or before the closing date, including by way of example and not limitation, all federal, state and municipal taxes, all payroll, employment and withholding taxes, all sales, use and occupancy taxes, all permit fees, all personal property taxes, all real property taxes assessed against the Ohio Premises, all ad valorem, transfer, franchise, profits, value added, net worth, license, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, any custom, duty or other similar tax, and any and all other returns or forms related to taxes or governmental charges of any kind or nature whatsoever assessed against or related to the Business, the Ohio Premises, or the Y City Assets (any and all such tax returns and filings being referred to as “Tax Returns” and any taxes related to the foregoing being referred to as “Taxes”). All filed Tax Returns of Seller are true, complete and correct and were prepared in substantial compliance applicable law. Seller and the Colls have timely paid all Taxes due and owing (whether or not shown on any Tax Return) for all periods through the closing date. Purchaser will not, as a result of the transactions contemplated herein, become liable for any tax attributable to Seller or the Colls, the Ohio Premises, the Business or Y City Assets accruing or related to periods prior to the closing date. To the knowledge of Seller and the Colls, no Tax Returns filed with respect to periods prior to the closing date are under investigation or audit and there is no investigation now pending, threatened or expected against or with respect to Seller or the Colls in respect of any Taxes. No notice of deficiency or similar document has been received by Seller or the Colls for Taxes. No claim has ever been made by a governmental entity in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon any of the Y City Assets.

H. Compliance with Law. Seller has complied with all federal, state and local laws, ordinances, rules and regulations, and any private limitations, restrictions covenants or conditions relating to its properties, leased or owned, the operation or conduct of the Business, and the Y City Assets. Seller is in compliance with all applicable federal, state and local laws and regulations relating to environmental protection and zoning including, but not limited to, all laws and regulations governing the generation, use, collection, discharge, or disposal of hazardous materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting hazardous materials. Seller has not been alleged to be in violation of, nor has it been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or any time prior to the date of this Agreement.

I. Permits and Licenses. Seller has all necessary permits, certificates of occupancy, licenses and approvals (“Permits”) from all governmental agencies required to own and use the Y City Assets and operate the Business as currently conducted. All Permits are included in the Y City Assets and are assignable to and will inure to the benefit of Purchaser from and after closing. Seller will execute and deliver any and all instruments necessary to effectuate the assignment of any and all Permits to Purchaser so as to assure Purchaser beneficial use of such Permits and/or to transfer or cause new Permits to issue in Purchaser’s name.

J. No Required Consent. No governmental or third party consents are required for the sale of the Y City Assets by Seller to Purchaser pursuant to this Agreement.

K. Current Employees of Business. All employees of Seller have been paid wages and other benefits in accordance with Seller’s stated policies and in compliance with all applicable federal, state and local laws, regulations, codes, guidelines and judgments respecting employment, employment practices, benefits, disability, equal employment opportunity, occupational health and safety, wage and hour laws and other laws respecting rights of workers. There are no claims asserted, pending or known to Seller or the Colls by any existing or former employees, agents, consultants or others providing services to or for the benefit of Seller or the Colls. Seller is solely responsible for all employee claims and Purchaser is not obligated to hire Seller’s employees following the closing. Seller’s employees are employees at will and may be terminated at will by Seller. There are no laws or ordinances applicable to Seller that would change the “at will” status of its employees or would require notice of termination or payment in consideration of termination, other than payment of compensation and benefits accrued through the date of termination which are and shall remain the sole obligation of Seller. Seller shall terminate the employment of all employees at the Business as of or prior to the closing and under no circumstances shall Purchaser be responsible for any claims of, or obligations to, said employees arising from or attributable to their employment or termination of employment with Seller. Purchaser shall not be obligated to hire any current employees of Seller. Purchaser, in Purchaser’s discretion, may, as of closing, hire those employees of the Business to whom Purchaser wishes to extend offers of employment, upon terms and conditions as may be agreed by and between Purchaser and such employees.

L. Disclosure. Neither this Agreement, nor any schedule or exhibit to this Agreement, contains an untrue statement of a material fact, or omits a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which the Seller has not disclosed to Purchaser in writing and of which the Seller and/or the Colls are aware which materially and adversely affects or could materially and adversely affect the business, prospects, financial condition, financial results of operation, business operations, Ohio Premises, property or affairs of the Business or Seller or the ability of Seller or the Colls to enter into this Agreement and convey the Y City Assets in accordance with the terms of this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

A. Organization and Existence of Purchaser. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio and qualified to do business in all states and jurisdictions where qualification is required.

B. Authority. Purchaser has all requisite power and authority to enter into and consummate the terms of this Agreement. Purchaser has taken all necessary action to approve this Agreement, to authorize its officers to execute and deliver this Agreement, and to execute and deliver such further documents as are necessary and proper to consummate the terms and provisions of this Agreement. This Agreement constitutes the valid and legally binding obligation of Purchaser enforceable in accordance with its terms.

C. No Required Consent. No governmental or third party consents are required for the purchase of the Y City Assets by Purchaser from Seller pursuant to this Agreement.

5. PURCHASER’S CONDITIONS TO CLOSING. Notwithstanding any provision contained herein to the contrary, the obligations of Purchaser under this Agreement shall be fully conditioned on the following:

A. Representations and Warranties. The representations and warranties made by Seller and the Colls in this Agreement shall be true and correct at the closing with the same force and effect as if they had been made at such time.

B. Real Estate Leases. Purchaser shall become the lessee of the Ohio Premises and real estate located at 501 Old Hewitt Road, in the City of Waco, County of McLennan, State of Texas pursuant to written instruments in form and substance satisfactory to Purchaser.

C. Indemnification. The Colls and Purchaser shall have entered into an Indemnification Agreement in form attached as Exhibit A.

D. No Challenge to Transaction. No action having been instituted, proposed or threatened by any person that has not been withdrawn, dismissed with prejudice, rescinded, or otherwise eliminated either: (i) to enjoin, restrain or prohibit the performance of this Agreement or (ii) to obtain material damages against the Purchaser in respect of the execution, delivery or performance of this Agreement.

E. Damage or Destruction. There shall not have occurred any damage or destruction, by fire or other casualty, to any material Y City Assets or any material asset being sold and purchased pursuant to the Separate ASA.

F. Factored Receivables. Purchaser has acquired all factored receivables of Seller that are not owned and conveyed by Seller under this Agreement or the Separate ASA.

G. Separate Bill of Sale. Closing under the Separate Bill of Sale occurs simultaneously with the closing under this Agreement.

H. Release of Bank Lien. The Bank shall acknowledge payment in full of all Seller indebtedness to the Bank and release the Bank Lien and any other claims or rights against Seller or the Y City Assets by delivery and filing of UCC-1 termination statements and any other instruments required to reflect release of the Bank Lien, all in form and content reasonably acceptable to Purchaser.

I. Termination of Equipment Lease. An agreement terminating the Equipment Lease is delivered to Purchaser in form and content reasonably acceptable to Purchaser.

K. Transfer of Permits. Purchaser shall have verification from applicable governmental authorities that all Permits have been or will be deemed transferred to Purchaser, or new Permits will issue to Purchaser effective as of the closing.

L. Closing on Bank Financing. Purchaser shall close on financing with the Bank in the amount of $4,500,000 on terms acceptable to Purchaser for all or any portion of the purchase price under this Agreement and all or any portion of the consideration under the Separate Bill of Sale.

6. CONDITIONS TO CLOSING OF SELLER. Notwithstanding any provision contained herein to the contrary, the obligations of Seller and the Colls under this Agreement shall be fully conditioned (a) the representations and warranties made by Purchaser in this Agreement being true and correct at the closing with the same force and effect as if they had been made at such time and (b) the closing under the Separate Bill of Sale occurs simultaneously with the closing under this Agreement.

7. DELIVERIES OF SELLER. At closing, Seller shall deliver to Purchaser the following:

A. the Y City Assets, evidenced by General Assignment and Bill of Sale executed by Seller in the form attached hereto as Exhibit B;

B. agreements confirming termination of the Equipment Lease in form reasonably acceptable to Purchaser;

C. certification from Seller and the Colls that the warranties and representations of the Seller and the Colls are true and correct as of the closing;

D. evidence of termination of all employees of Seller;

E. the other documents and instruments contemplated by this Agreement being executed and delivered in form and substance satisfactory to Purchaser; and

F. such other documents executed by Seller as Purchaser may reasonably request to effectuate the terms of this Agreement including by way of example and not limitation, transfer of the Permits or issuance of new Permits to and in the name of Purchaser.

8. DELIVERIES OF PURCHASER. At closing, Purchaser shall deliver to Seller (or the Bank, as applicable) the following:

A. the purchase price in immediately available funds to the Bank to discharge in full the loan indebtedness of Seller to the Bank and the associated Bank Lien; and

B. certification from Purchaser that the warranties and representations of Purchaser are true and correct are true and correct as of the closing date.

C. such other documents executed by Purchaser as Seller may reasonably request to effectuate the terms of this Agreement.

9. CLOSING AND LOCATION OF CLOSING. Subject to the satisfaction of conditions set forth in Sections 5 and 6, the closing shall take place on November 15, 2013 at the offices of Allen, Baughman & Martin, 58 N. 5th Street, Heritage Suites, Suite 102, Zanesville, Ohio 43701 at 10:00 am or such other time as may be acceptable to the parties.

10. INDEMNIFICATION. Seller and the Colls do hereby, jointly and severally, indemnify and hold Purchaser harmless from and against any and all actual damages, liabilities, losses and expenses and costs (including reasonable attorneys fees and court costs) incurred, sustained or suffered by Purchaser due to (a) any breach of representation or warranty by Seller or the Colls, (b) any liabilities, obligations, debts, claims, demands and/or causes of action against Seller or either of the Colls and (c) any claims respecting employment or termination of employment by Seller of its employees. This indemnification shall survive the closing for the applicable statute of limitations. Purchaser shall have the right of offset against any sums payable to Seller, the Colls (or either of them), or any of their respective affiliated entities under any other agreement or arrangements between the Purchaser on the one hand, and Seller, the Colls (or either of them or any of their respective affiliate entities) or any of them, on the other hand, including without limitation, any of the “Transaction Documents” as defined in the Indemnification Agreement.

11. ALLOCATION OF PURCHASE PRICE. The purchase price shall be allocated to the Y City Assets for income tax purposes in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, as reasonably determined by Purchaser.

12. TRANSFER OR SALES TAXES. Any transfer, sales or similar type of taxes or assessments relating to the sale, transfer or purchase of the Y City Assets, or any portion thereof, pursuant to this Agreement shall be borne solely by Seller and/or the Colls.

13. SURVIVAL. The representations and warranties of the parties shall survive the closing.

14. NOTICES. All notices, requests, demands and other communications between or among the parties shall be in writing and shall be deemed to have been duly given if (a) personally delivered and a receipt obtained therefore, (b) mailed by certified or registered mail, postage prepaid, return receipt requested, (c) by overnight courier to the parties at the following addresses or fax numbers (or such other addresses or fax numbers which shall be given in writing by either party to the other):

If to Purchaser:

Axion Recycled Plastics Incorporated

4005 All American Way

Zanesville, OH 43701

Attention: Steven L. Silverman, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Thomas Bowersox

Shreve Bowersox, PC

10790 Symphony Park Drive

N. Bethesda, MD 20852

If to Seller or the Colls:

Brian and Renee Coll

6399 Canterbury Way

Zanesville, Ohio 43701

15. BURDEN AND BENEFIT; FINAL AGREEMENT. This Agreement, together with the exhibits hereto, represents the final and complete contract of the parties hereto concerning the subject matter hereof and supersedes any prior agreements among the parties or between any of them which in any way relates to the subject matter of this Agreement. This Agreement shall be binding upon and inure to the benefit of, the parties hereto and their respective successors and assigns.

16. MODIFICATION AND WAIVER. No alterations or variations of the terms and provisions of this Agreement shall be valid unless made in writing and signed by all of the parties hereto. No failure or delay by a party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

17. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

18. EXHIBITS. All exhibits referred to in this Agreement are incorporated herein by reference.

19. PARAGRAPH HEADINGS. Paragraph headings inserted in this Agreement are for convenience only and shall not be deemed to have any legal effect whatsoever in the interpretation of this Agreement.

20. EXECUTION OF ADDITIONAL DOCUMENTS. The parties hereto agree that they will promptly execute any and all further documents necessary and/or appropriate for the consummation of this Agreement according to its terms and conditions.

21. PUBLIC ANNOUNCEMENTS. Except for announcements required by the rules of any self-regulatory body, or applicable law or regulation, no party shall, without the prior written consent of the other party, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby.

22. BROKERS. Purchaser and Seller each acknowledges that no broker was used in connection with this transaction and that each of Purchaser and Seller will indemnify and hold the other harmless from and against any and all claims of brokers.

23. CONDUCT OF BUSINESS. The Seller shall, and the Colls shall cause Seller to, carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of purchase, sale, delivery, lease, management, accounting or operation. All of the property of the Seller shall be used, operated, repaired and maintained in a normal and ordinary course of business, consistent with commercially reasonable practice.

24. RESTRICTIVE COVENANT. Seller and the Colls covenant and agree not to establish, open, own, operate, become engaged, employed or in any other manner whatsoever be interested, directly or indirectly, in any business or venture similar to or in competition with the Business as operated by Purchaser within United States of America (the “Restricted Area”) for a period of five (5) years from the date of closing (the “Restrictive Period”), the foregoing restrictions being hereafter referred to as the “Restrictive Covenant”. Seller and the Colls acknowledge and agree that the delivery of the Restrictive Covenant is a material inducement to Purchaser’s entering into this Agreement, and the other transactions contemplated by this Agreement; is fair and reasonable in scope and duration, and has been freely negotiated with advice of counsel. Seller and the Colls further acknowledge and agree that in the event of a violation by any of them of the Restrictive Covenant, the exact damages may be difficult to ascertain and therefore Purchaser shall be entitled, in addition to any other relief authorized by law or equity, to injunctive and equitable relief precluding a violation, such equitable relief to include a constructive trust over any monies derived from or attributable to a violation of the Restrictive Covenant. For purposes of the Restrictive Covenant, Seller and the Colls shall be construed to include Seller, the Colls, their family members and any other entity created by, affiliated with, or assisted by Seller or the Colls or their family members in any way. Nothing herein shall preclude either of the Colls from being employed by or providing services to Purchaser.

25. GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by the laws of the State of Ohio. The parties consent to the jurisdiction of the state and federal courts located in the State of Ohio for resolution of dispute respecting this Agreement.

26. REFERENCES. In all references herein to any parties, persons, entities or corporations, the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text of the within instrument may require.

IN WITNES WHEREOF, the parties hereto have caused their proper officers to execute this Agreement on the day and year first above written.

PURCHASER:

AXION RECYCLED PLASTICS INCORPORATED

By:	/s/ Steven L. Silverman
Its:	President

SELLER:

Y CITY RECYCLING, LLC

By:	/s/ Renee Coll
Its:	Sole Member

COLLS:

/s/ Brian Coll
Brian Coll

/s/ Renee Coll
Renee Coll

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